                                                                   Exhibit (d)31

THIS AMENDMENT is entered into as of May 1, 2001, among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), John Hancock Life Insurance Company, a Massachusetts corporation formerly known as "John Hancock Mutual Life Insurance Company" (the "Adviser"), State Street Global Advisors, a division of State Street Bank and Trust Company, a Massachusetts trust company ("SSGA"), and SSgA Funds Management, Inc., a Massachusetts corporation ("Funds Management").

Recitals
--------------------------------------------------------------------------------

SSGA has been providing investment sub-advisory services to the Adviser and the Trust pursuant to that certain Sub-Investment Management Agreement dated March 18, 1997, as amended, among the Trust, the Adviser and SSGA (the "Agreement").

In response to the enactment of the Gramm-Leach-Bliley Act, SSGA has created a new corporation, Funds Management, to provide investment advisory services to registered investment companies. SSGA and Funds Management are both wholly-owned subsidiaries of State Street Corporation, a Massachusetts corporation ("SSC"), and both are controlled by SSC.

SSGA proposes that Funds Management assume all of its rights and obligations under the Agreement and represents that, pursuant to Rule 2a-6 of the Investment Company Act of 1940 (the "1940 Act"), this transaction would not result in a change of actual control or management and therefore would not be considered an "assignment" as set forth under the 1940 Act.

1. The Agreement is hereby amended so that Funds Management assumes all of SSGA's rights and obligations thereunder. Funds Management hereby assumes and agrees to perform all the obligations of SSGA under the Agreement. The term "SSgA Funds Management, Inc." replaces the term "State Street Bank and Trust Company", the term "John Hancock Life Insurance Company" replaces the term "John Hancock Mutual Life Insurance Company", and the term "JHLICO" replaces the term "JHMLICO" wherever shown in the Agreement.

2. The Trust and the Adviser hereby acknowledge and agree to the revision provided for in Section 1 with respect to the Agreement.

3.       The Trust, the Adviser and SSGA agree that the revision provided for in
         Section 1 shall not be construed as an "assignment" for purposes of
         Section 8(c) of the Advisory Agreement for the reasons stated in the Recitals above.

4. SSGA represents and warrants that the revision contemplated in this agreement arises from "a transaction which does not result in a change of actual control or management of the investment adviser to an investment company" under Rule 2a-6 of the 1940 Act.

5. Each of the Trust, the Adviser, SSGA and Funds Management represents and warrants that it has full power and authority and has received all necessary approvals to execute and deliver this amendment, which will constitute a valid and binding agreement of it; provided, however, that these representations and warranties by the Trust and Adviser shall exclude all claims and demands, and impose no liability on the Trust or the Adviser, arising from, or in connection with, failure of the Trust to obtain full power, authority, or any necessary approvals to execute and deliver this amendment where such failure is caused by, arises from, or is in connection with, SSGA's representation that the revision contemplated in this agreement arises from a transaction which does not result in a "change of actual control or management" of SSGA or Funds Management within the meaning of Rule 2a-6 of the 1940 Act. For purposes hereof, it is understood and agreed among the parties hereto that the Trust and Adviser shall be entitled to rely upon such representation for purposes of their determination that such transaction is not a "change of actual control or management."

6. This amendment may be executed in more than one counterpart each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to take effect on and as of May 1, 2001.

John Hancock Variable Series Trust I

by: /s/ Michele G Van Leer
    -------------------------------
    Name: Michele G. Van Leer
    Title: Chairman

John Hancock Life Insurance Company

by: /s/ Michele G. Van Leer
    -------------------------------
    Name: Michele G. Van Leer
    Title:

State Street Global Advisors, a division of State Street Bank and Trust Company by: /s/ J. Stephen Reydel
    -------------------------------
    Name: J. Stephen Reydel
    Title: Principal

SSgA Funds Management, Inc.


by: /s/Gustaff V. Fish, Jr.
    -------------------------------
    Name: Gustaff V. Fish, Jr.
    Title: President